EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-118849) and Form S-8 (Nos. 333-07831, 333-28459, 333-41632, 333-41634, 333-41670, 333-53278, 333-86686, 333-86688, 033-88634, and 033-88638) of Maxwell Technologies, Inc. and subsidiaries of our report dated February 7, 2003 (except for the 3 paragraphs under the caption “Restatement of Consolidated Financial Statements for the Year Ended December 31, 2002” in Note 1 and the 3rd paragraph in Note 7 as to which the date is March 15, 2005), with respect to the 2002 consolidated financial statements and schedule of Maxwell Technologies, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/    ERNST & YOUNG LLP

San Diego, California

March 18, 2005